EXHIBIT 10.10

Revised Employment Agreement between Nexsan Technologies, Inc.
and Gene Spies

November 21, 2007

Dear Gene,

This agreement (the “Agreement”) replaces and supersedes the employment agreement you and Nexsan Technologies, Inc. (the “Company”) signed on May 16, 2005 and amended on January 18, 2007.  This Agreement sets forth the terms and conditions of your employment by the Company and your compensation.  We encourage you to keep a copy for your own records, as it reflects your new employment status with the Company.

We agree that:

On and after execution of this Agreement, you will continue in your employment with the Company as its Chief Financial Officer pursuant to the terms and conditions set forth herein.  You report to the CEO as the Chief Financial Officer.  Your responsibilities may be changed by the CEO unilaterally from time to time.  The terms of your employment and the benefits currently provided by the Company are as follows:

1.             Amended Salary and Bonus.  Your annual base salary is $175,000.00.  You also are eligible for an annual bonus (based on calendar year) of $75,000.  The bonus will be paid at the same percentage that the CEO receives on his annual bonus.  The bonus will also be paid at the same time as the CEO receives his bonus, but not later than March 15th following the end of the year for which the bonus is paid.  Your salary and bonus may be subject to review from time to time at the Company’s discretion.

2.             Other Compensation.  In addition to your salary and bonus, you will receive a Change of Control Bonus that is described in full in Appendix 1 at the end of this document or IPO Bonus Shares as described in full in Appendix 2.  You understand that the amount in these bonuses are roughly 25% of the amounts that would be payable to the CEO in the same circumstances.  The Change of Control Bonus replaced the ISO plan that had previously been offered to you, which was now cancelled as part of the agreement you signed on January 18, 2007.

3.             Benefits.  You will continue to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.  Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

4.             Confidentiality.  As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement”.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5:            At Will Employment.  You are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

6.             Severance Payments.  If you terminate your employment for Good Reason (as defined below) following a Change of Control of the Company (as defined in Appendix 1) or if your employment is terminated by the Company without Cause (as defined below), you will

(i)                                     receive 6 months of base salary continuation payable per the Company’s normal pay periods; provided, however, that if you are a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of your termination of employment, then the total amount of the base salary continuation payments that is otherwise payable to your during the six-month period following his termination of employment shall be reduced if necessary so that the total amount of base salary continuation payments during such six-month period does not exceed the amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and the amount, if any, by which your base salary continuation payments are reduced pursuant to this proviso shall be paid to you in a lump sum payment six months after your termination of employment,

(ii)                                  receive 50% of the bonus you would have received if you had remained in employment with the Company through the end of the year paid at the time such bonus would have been paid if you had remained in employment with the Company, and

(iii)                               continue to participate in the Company’s benefit plans (other than any tax qualified retirement plan or any deferred compensation plan) for a period of 6 months following your termination of employment.

For purposes of this Section 3, a termination of employment means a separation from service (as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended).

“Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) a material breach of any agreement between you and the Company, (iii) a material failure to comply with the Company’s written policies or rules of which you had notice, (iv) commission of a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (v) a failure to perform assigned duties after receiving written notification of such failure from the CEO, provided that such assigned duties are commensurate with your position as EVP Business Development and are reasonable in nature, (vi) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of the Company, or (vii) any other errors, acts or omissions which constitute cause under applicable state law.

“Good Reason” means (i) a material diminution in your base salary, (ii) a material diminution in your position, duties or responsibilities, (iii) a change in your principal work location by more than 25 miles or (iv) failure of a successor company to assume this Agreement; provided, however, that an act or omission will not constitute Good Reason unless (x) you give the Company (or its successor) written notice of the act or omission claimed to constitute Good Reason within ninety (90) days after the occurrence or failure that you claim constitutes Good Reason, (y) the Company or its successor fails to remedy the act or omission claimed to constitute Good Reason within thirty (30) days of the Company or its successor receives such notice and (z) you terminate your employment within twelve (12) months after the act or omission that constitutes Good Reason.

7.             Arbitration.  If there is a dispute, you and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Los Angeles County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.

8.             Release from Prior Agreements.  By signing this agreement, you acknowledge that you have no claim for any salary, bonus, stock option or other past compensation remaining from prior employment agreements with the Company, written or verbal, including the options 400,000 shares mentioned in your original employment agreement.

Thanks for your contribution to helping make Nexsan a great company,

Signed and agreed this 21st day of November, 2007

Nexsan Technologies, Inc.	Employee

/s/ Philip Black	/s/ Gene Spies

Philip Black, CEO	Gene Spies

APPENDIX 1 - CHANGE OF CONTROL BONUS

A.            If you (i) remain employed by the Company through the closing date of a Change of Control (the “COC Date”) or (ii) if your employment is terminated by the Company within three (3) months preceding the signing by the Company of a definitive binding agreement which agreement is performed and results in a COC, subject to normal closing terms and conditions, unless the Company establishes that the principal reason for your termination of employment is for a reason unrelated to the COC, you will receive a Change of Control Bonus on or as soon as practicable following the COC Date in the amount determined in B below.

B.            The amount of the Change of Control Bonus payable to you in the event of a Change of Control is determined based on the Sales Price (as defined below) received in connection with a COC as follows:

Sales Price	Change of Control Bonus
(in millions)	(in thousands)
Less than $85	$ 250
$ 85	$ 260
$100	$ 472
$125	$ 824
$150	$1,177
$175	$1,529
$200	$1,882
$225	$2,234
$250	$2,587
$300	$3,292

For Sales Price in between listed values, lineal interpolation will be used to determine the amount of the Change of Control Bonus.

C.            For purposes of this Appendix 1, the term “Sales Price” means the gross equity valuation of the Company immediately prior to the closing of the transaction constituting a COC determined based on the consideration (in cash or property) paid in connection with such transaction, but without any reduction to reflect the Company’s liability for the payment of this Change of Control Bonus or any similar bonus payable to any other employee of the Company or Nexsan Corporation (“Holdings”) on account of consummation of a COC.

The term “Change of Control” or “COC” means any of the following events: A sale of all or substantially all of Holdings’ or the Company’s assets.  Any person or entity acquiring more than 50% of Holdings’ or the Company’s common and preferred stock, other than a person who is a then-current Major Shareholder.  (For purposes of this definition, a Major Shareholder shall be Beechtree Capital and its associated Nexsan investors, VPVP, RRE or GESFID and their respective affiliates, or any other person or entity controlled, directly or indirectly, by such Major Shareholder.

D.            Notwithstanding the foregoing, you will not be entitled to receive:

1.                                       any portion of the Change of Control Bonus if there is an IPO prior to the Change of Control Date and you receive the IPO Bonus pursuant to Appendix 2, or

2.                                       the portion of the Change of Control Bonus that exceeds $300,000 (the “Variable Change of Control Bonus”) unless the stockholders of Holdings holding at least 75% of the voting power of Holdings’ stock immediately prior to the COC authorize and approve the payment of the Variable Change of Control Bonus in accordance with regulations issued under Section 280G of the Internal Revenue Code of 1986, as amended.  Holdings and the Company will use their best efforts (i) to submit the Variable Change of Control Bonus to Holding’s stockholders for approval during the six-month period ending on the COC Date and (ii) to recommend that the shareholders approve and authorize the payment of the Variable Change of Control Bonus to you.

APPENDIX 2 - IPO BONUS SHARES

A.            If you (i) remain employed by the Company through the effective date of an IPO (the “IPO Date”) or (ii) if your employment is terminated by the Company within three (3) months prior to the IPO Date, unless the Company establishes that the principal reason for your termination of employment is for a reason unrelated to the IPO, you will receive IPO Bonus Shares equal to the number of whole shares of common stock of Holdings (if the IPO is for Holdings’ common stock) or the number of whole shares of common stock of the Company (if the IPO is for the Company’s common stock) determined by dividing the IPO Bonus Value determined in Section B below by the IPO price (as defined below), with any fraction of a share rounded to the nearest whole share.  Such IPO Bonus Shares will be delivered to you on the next business day following the IPO Date.  Notwithstanding the foregoing, the IPO Bonus Shares granted hereunder shall remain subject to substantial risk of forfeiture until such shares service vest in accordance with the provisions set forth in D below.  The certificates representing nonvested IPO Bonus Shares shall be held (together with a stock power executed by you in blank) in escrow by the Company until such 1PO Bonus Shares become nonforfeitable or are forfeited.

B.            The amount of the IPO Bonus Value will be determined based on the Pre-IPO Value (as defined below):

Pre-IPO Value	IPO Bonus Value
(in millions)	(in thousands)
Less than $85	$250
$85	$422
$100	$633
$125	$986
$150.	$1,338
$175	$1,691
$200	$2,043
$225	$2,396
$250	$2,748
$300	$3,453
$350	$4,158

For Pre-IPO Values in between listed values, lineal interpolation will be used to deter-mine the amount of the IPO Bonus Value.

C.            For purposes of this Appendix 2, the term “Pre-IPO Value” means the gross equity valuation of Holdings immediately prior to the IPO Date determined based on the IPO Price, but without any reduction to reflect the Company’s or Holdings’ liability for the payment of the IPO Stock Bonus or any similar cash or stock bonus payable to any other employee of the Company on account of an IPO.  Notwithstanding the foregoing, if there is a substantial new equity financing or acquisition that results in the issuance of at least $5 million in equity securities of Holdings (or in securities that are convertible into equity securities of Holdings) on or after the Agreement Date, the Pre-IPO Value shall be reduced by the amount raised in such equity financing or the value (determined at the time of such acquisition) of the equity securities (including securities that are convertible into equity securities) issued in such acquisition.

“IPO” means an initial public offering of the common stock of Holdings or the Company.

“IPO Price” means the price at which a share of common of stock of the Company or Holdings, as applicable, is offered in an IPO.

D.            If your employment is terminated for any reason prior to May 16, 2009, the portion of your IPO Bonus Shares that have not service vested as, described below, will be forfeited and returned to the Company.  You will service vest in you IPO Bonus Shares in sixteen (16) equal quarterly installments beginning on August 16, 2005 and ending on May 16, 2009.  To the extent that your IPO Bonus Shares have service vested prior to the IPO Date, such shares shall be vested and nonforfeitable when issued and the remaining IPO Bonus Shares shall vest and become nonforfeitable in accordance with the service vesting scheduled described above.

E.             The Company shall withhold from the IPO Bonus Shares the number of shares of stock having a fair market value on the date the IPO Bonus Shares are delivered to you (or, if later, when such shares become service vested) equal to the amount of Federal, state and local income and employment taxes to be withheld by the Company with respect to the delivery or vesting of your IPO Bonus Shares, and the Company shall pay cash equal to the fair market value of such withheld shares to the appropriate tax authorities to satisfy such tax obligations related to the stock transaction.

F.             Notwithstanding the foregoing, you will not be entitled to receive the IPO Bonus Shares if a Change of Control occurs prior to the effective date of an IPO and you receive (or are entitled to receive) the Change of Control Bonus pursuant to Appendix 1.